Exhibit 11.2

CONSENT OF WAVEMAKER LABS

We consent to the use, in this Offering Statement on Form 1-A of the discussion of the experience of Future VC, LLC (“Wavemaker Labs”) and resources available to Future Acres, Inc..

Very truly yours,

/s/ Future VC, LLC

Santa Monica, CA

January 19, 2021